As filed with the Securities and Exchange Commission on May 25, 2018

1933 Act File No. 333-219983

1940 Act File No. 811-21869

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☑
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 3	☑

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☑
Amendment No. 34	☑

NexPoint Strategic Opportunities Fund

(Exact Name of Registrant as Specified in the Declaration of Trust)

200 Crescent Court, Suite 700

Dallas, Texas 75201

(Address of Principal Executive Offices)

(866) 351-4440

(Registrant’s Telephone Number, including area code)

Mr. Dustin Norris NexPoint Strategic Opportunities Fund 200 Crescent Court, Suite 700 Dallas, Texas 75201	Copies of Communications to: Eric S. Purple Stradley Ronon Stevens & Young, LLP 1250 Connecticut Avenue, N.W. Suite 500 Washington, DC 20036-2652
(Name and Address of Agent for Service)

Approximate Date of Proposed Public Offering:

From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this form are offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933, other than securities offered in connection with a dividend reinvestment plan, check the following box.  ☑

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement on Form N-2 (File Nos. 333-219983 and 811-21869) of NexPoint Strategic Opportunities Fund (as amended, the “Registration Statement”) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of filing Exhibit (l) to the Registration Statement. No changes have been made to Part A, Part B or Part C of the Registration Statement, other than Item 25(2) of Part C as set forth below. Accordingly, this Post-Effective Amendment No. 3 consists only of the facing page, this explanatory note and Item 25(2) of the Registration Statement setting forth the exhibits to the Registration Statement. Pursuant to Rule 462(d) under the Securities Act, this Post-Effective Amendment No. 3 shall become effective immediately upon filing with the U.S. Securities and Exchange Commission. The contents of the Registration Statement are hereby incorporated by reference.

Part C

Other Information

Item 25.	Financial Statements and Exhibits

2. Exhibits

(a)	Agreement and Declaration of Trust (1)

(b)	By-Laws (1)

(c)	Not applicable

(d)(1)	Provisions of instruments defining the rights of holders of securities are contained in the Trust’s Agreement and Declaration of Trust and By-Laws

(d)(2)	Form of Subscription Certificate (19)

(e)	Dividend Reinvestment Plan (10)

(f)	Not applicable

(g)	Amended and Restated Investment Advisory Agreement, dated June 29, 2006, between the Trust and NexPoint Advisors, L.P. (7)

(h)(1)	Underwriting Agreement, dated June 23, 2006, between the Trust and Morgan Stanley & Co. Incorporated (10)

(h)(2)	Dealer Manager Agreement, dated December 14, 2007, among the Trust, Highland Capital Management, L.P. and UBS Securities LLC (10)

(i)	Not applicable

(j)(1)	Master Custodian Agreement, dated October 1, 2012, between the Trust and State Street Bank and Trust Company (7)

(j)(2)	Appendix A and B to the Master Custodian Agreement, dated October 1, 2012, between the Trust and State Street Bank and Trust Company (7)

(k)(1)	Transfer Agency and Registrar Services Agreement, dated January 18, 2013, between the Trust and American Stock Transfer & Trust Company, LLC (10)

(k)(2)	Administration Services Agreement, dated June 29, 2006, between the Trust and Highland Capital Management, L.P. (10)

(k)(3)	Amendment No. 1, dated June 6, 2008, to Administration Services Agreement, dated December 4, 2006, between the Trust and Highland Capital Management, L.P. (10)

(k)(4)	Master Sub-Administration Agreement, dated January 7, 2013, between State Street Bank and Trust Company and NexPoint Advisors, L.P. (7)

(k)(5)	Marketing and Structuring Fee Agreement, dated June 23, 2006, between Highland Capital Management, L.P. and Morgan Stanley & Co. Incorporated with respect to the Trust (10)

(k)(6)	Amendment to the Sub-Administration and Accounting Agreement dated November 29, 2017 between State Street Bank and Trust Company and NexPoint Advisers, L.P. (17)

(k)(7)	Subscription Agent Agreement, dated March 16, 2018, between American Stock Transfer & Trust Company, LLC and the Trust (18)

(k)(8)	Information Agent Agreement, dated March 16, 2018, between AST Fund Solutions, LLC and the Trust (18)

(k)(9)	Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (9)

(k)(10)	Amendment No. 1, dated December 20, 2013, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (10)

(k)(11)	Amendment No. 2, dated May 9, 2014, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (10)

(k)(12)	Amendment No. 3, dated May 8, 2015, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (11)

(k)(13)	Amendment No. 4 and Waiver No. 1, dated May 6, 2016, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (12)

(k)(14)	Amendment No. 5 and Waiver No. 2, dated September 6, 2016, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (12)

(k)(15)	Amendment No. 6, dated September 20, 2016, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (12)

(k)(16)	Amendment No. 7, dated March 20, 2017, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (14)

(k)(17)	Consent No. 1, dated June 27, 2017, to the Amended and Restated Credit Agreement, dated May 16, 2013, among the Trust, State Street Bank and Trust Company and other lending agents and State Street Bank and Trust Company as agent (16)

(k)(18)	Note Purchase Agreement, dated April 16, 2010, between the Trust and Metropolitan Life Insurance Company and affiliated companies (4)

(k)(19)	First Amendment Agreement, dated as of January 31, 2011, to Note Purchase Agreement, dated April 16, 2010, between the Trust and Metropolitan Life Insurance Company and affiliated companies (4)

(k)(20)	Committed Facility Agreement, dated May 16, 2013, between BNP Paribas Prime Brokerage, Inc. (“BNP”) and the Trust (8)

(k)(21)	First Amendment Agreement, dated May 29, 2013, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (12)

(k)(22)	Second Amendment Agreement, dated December 11, 2013, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (10)

(k)(23)	Third Amendment Agreement, dated May 6, 2014, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (10)

(k)(24)	Fourth Amendment Agreement, dated October 28, 2014, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (10)

(k)(25)	Fifth Amendment Agreement, dated February 26, 2015, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (10)

(k)(26)	Sixth Amendment Agreement, dated August 3, 2015, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (11)

(k)(27)	Seventh Amendment Agreement, dated November 30, 2015, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (11)

(k)(28)	Eighth Amendment Agreement, dated December 9, 2015, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (11)

(k)(29)	Ninth Amendment Agreement, dated March 16, 2016, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (18)

(k)(30)	Tenth Amendment Agreement, dated March 9, 2018, to the Committed Facility Agreement, dated May 16, 2013, between BNP and the Trust (18)

(k)(31)	Information Agent Agreement, dated March 16, 2018, between AST Fund Solutions, LLC and NexPoint Strategic Opportunities Fund (18)

(k)(32)	Annex to the Master Repurchase Agreement dated November 17, 2017, between BNP Paribas Securities Corp. and NexPoint Advisors, L.P. (17)

(k)(33)	Form of Special Custody and Pledge Agreement (8)

(k)(34)	Form of U.S. PB Agreement (8)

(k)(35)	Rights Offering Marketing Support Agreement dated March 16, 2018, between Highland Capital Funds Distributor, Inc. and the Trust (18)

(k)(36)	ISDA Master Agreement dated August 4, 2017, Credit Support Annex and related Schedules between Societe Generale and NexPoint Advisors, L.P. (17)

(k)(37)	Control Agreement dated August 4, 2017, between Societe Generale, State Street Bank and Trust Company and the Trust (17)

(l)	Opinion and Consent of Counsel to the Trust (20)

(m)	Not applicable

(n)(1)	Consent of Independent Registered Public Accounting Firm (19)

(o)	Not applicable

(p)	Subscription Agreement, dated June 1, 2006, between the Trust and Highland Capital Management Services, Inc. (1)

(q)	Not applicable

(r)(1)	Code of Ethics of the Trust (13)

(r)(2)	Code of Ethics of the Investment Adviser (16)

(s)(1)	Powers of Attorney for Timothy K. Hui, Ethan Powell, Bryan A. Ward, John Honis and Dr. Bob Froehlich (17)

(1)	Incorporated by reference from Pre-Effective Amendment No. 4 to the Trust’s Registration Statement on Form N-2 (File No. 333-132436), filed on June 9, 2006.
(2)	Incorporated by reference from Pre-Effective Amendment No. 5 to the Trust’s Registration Statement on Form N-2 (File No. 333-132436), filed on June 21, 2006.
(3)	Incorporated by reference from the Trust’s Registration Statement on Form N-14 (File No. 333-156464), filed on December 24, 2008.
(4)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on March 23, 2011.

(5)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on July 29, 2011.
(6)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on May 7, 2013.
(7)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on August 21, 2013.
(8)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on November 12, 2013.
(9)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on May 1, 2014.
(10)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-173004), filed on April 30, 2015.
(11)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-209877), filed on March 2, 2016.
(12)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-215796), filed on January 27, 2017.
(13)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-215796), filed on March 13, 2017.
(14)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-215796), filed on April 14, 2017.
(15)	Incorporated by reference from Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-2 (File No. 333-215796), filed on April 21, 2017.
(16)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-219983), filed on August 15, 2017.
(17)	Incorporated by reference from the Trust’s Registration Statement on Form N-2 (File No. 333-219983), filed on December 19, 2017.
(18)	Incorporated by reference from Post-Effective Amendment No. 1 to the Trust’s Registration Statement on Form N-2 (File No. 333-219983), filed on March 23, 2018.
(19)	Incorporated by reference from Post-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-2 (File No. 333-219983), filed on April 16, 2018.
(20)	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”), the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas and the State of Texas on the 25th day of May, 2018.

/s/ James Dondero
James Dondero
President (Principal Executive Officer)

Pursuant to the requirements of the 1933 Act and the 1940 Act, this Registration Statement has been signed by the following persons in the capacities set forth below on the 25th day of May, 2018.

Signature	Title

/s/ James Dondero James Dondero	President (Principal Executive Officer)

* /s/ Ethan Powell Ethan Powell	Chairman of the Board of Trustees

* /s/ Timothy K. Hui Timothy K. Hui	Trustee

* /s/ Dr. Bob Froehlich Dr. Bob Froehlich	Trustee

* /s/ John Honis John Honis	Trustee

* /s/ Bryan A. Ward Bryan A. Ward	Trustee

/s/ Dustin Norris Dustin Norris	Trustee

/s/ Frank Waterhouse Frank Waterhouse	Treasurer (Principal Financial and Accounting Officer)

* By:	/s/ Frank Waterhouse
Frank Waterhouse
Attorney in Fact*

*	Pursuant to powers of attorney incorporated by reference herein.